UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 9, 2007

GAINSCO, INC.

(Exact name of registrant as specified in its charter)

Texas	001-9828	75-1617013
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

3333 Lee Parkway, Suite 1200
Dallas, Texas	75219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (972) 629-4301

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events.

Item 8.01.  Other Events

As previously reported, in the third quarter 2006, the Company and two subsidiaries were served with process in a purported class action styled Ruth R. Arbelo, Individually, and on behalf of all others similarly situated, v. GAINSCO, Inc., National Specialty Lines, Inc. and MGA Insurance Company, Inc., Case No. 2:06-cv-263-FtM-29DNF, filed in United States District Court of the Middle District of Florida, Ft. Meyers Division. The Complaint, as amended, alleged that the defendants violated certain provisions of Florida insurance laws with respect to the manner in which finance charges are imposed on Florida residents in connection with installment payments of insurance premiums. The Complaint sought damages in an unspecified amount in excess of $5 million and other relief.

The Company and its two subsidiaries moved for dismissal of the lawsuit on various grounds, including on the basis of the filed rate doctrine and the doctrine of primary jurisdiction. On April 9, 2007, the District Court issued an Opinion and Order granting the Company’s and its subsidiaries’ motion to dismiss without prejudice on the basis that the plaintiff was first required to seek relief from the Florida Office of Insurance Regulation. The plaintiff has filed a motion for reconsideration. The Company is unable to predict the subsequent course of litigation or administrative appeal that might be pursued by the plaintiff.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAINSCO, INC.
(Registrant)

Date: April 13, 2007	By:	/s/ Glenn W. Anderson
Glenn W. Anderson
President and Chief Executive Officer